EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF GENERAL DYNAMICS CORPORATION

General Dynamics Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the shareholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors declares that it is advisable to amend Article FOURTH of the Restated Certificate of Incorporation of the Corporation as follows:

Amend Article FOURTH by replacing the first paragraph of Article FOURTH with the following:

1. Number of Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred and Fifty Million (550,000,000), of which Five Hundred Million (500,000,000) shares of the par value of $1.00 each are to be of a class designated as Common Stock and Fifty Million (50,000,000) shares of the par value of $1.00 each are to be of a class designated as Preferred Stock.

     SECOND: That the shareholders of the Corporation duly approved and adopted such amendment by a vote of the holders of a majority of the shares of outstanding stock of the Corporation entitled to vote thereon at a duly called meeting of shareholders duly held on May 1, 2002, upon notice in accordance with Section 222 of the DGCL.

     THIRD: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and attested thereto on this 7th day of May, 2002.

GENERAL DYNAMICS

CORPORATION

/s/ David A. Savner
Name: Title:	David A. Savner Senior Vice President, General Counsel and Secretary

ATTEST:

/s/ Margaret N. House Name: Margaret N. House Title: Assistant Secretary